  RECOMMENDATION TO REJECT THE UNSOLICITED MINI‐TENDER OFFER TO SELL YOUR SHARES OF INVENTRUST PROPERTIES CORP. TO MacKenzie  Realty Capital, Inc.    April 27, 2020     If you are considering selling your shares of InvenTrust Properties Corp. (“InvenTrust”) to MacKenzie Realty Capital, Inc (“MacKenzie”), please  read all the information below.    INVENTRUST’S BOARD OF DIRECTORS HAS REVIEWED THE TERMS OF THE OFFER. BASED ON THAT REVIEW THE BOARD  UNANIMOUSLY RECOMMENDS THAT YOU REJECT THIS UNSOLICITED OFFER AND NOT TENDER YOUR SHARES OF STOCK.     Rationales the Board Considered in Recommending Rejection of the Unsolicited Mini‐Tender Offer from MacKenzie     The Board believes that the offer price is less than the current and potential long‐term value of the shares of the Company.   If you sell, you will NO LONGER RECEIVE quarterly distributions or otherwise have any rights with respect to the shares that you sell.1   None of InvenTrust’s directors, executive officers, subsidiaries or other affiliates intends to tender shares of stock to MacKenzie.    MacKenzie states that it has not made an independent appraisal of the shares or InvenTrust’s properties, and is not qualified to appraise  real estate.    Stockholders looking to liquidate should note that InvenTrust currently has an active Share Repurchase Program available for qualifying  shareholders with a redemption price of $2.355, well above the purchase price being offered by MacKenzie.   MacKenzie acknowledges that in establishing the purchase price of $0.85 per share, it is motivated to establish the lowest price which might  be acceptable to stockholders consistent with MacKenzie’s objectives.    MacKenzie states that it has applied a discount to the estimated per share value with the intention of making a profit.      InvenTrust encourages you to follow the Board’s recommendation and not tender your shares to MacKenzie. If you do tender your shares to  MacKenzie, you may withdraw your tender before the expiration of the offer by sending a written or facsimile notice to MacKenzie. Please  consult your financial advisor or InvenTrust’s Investor Services Department at 855‐377‐0510 with any questions.        Each stockholder must individually evaluate whether to tender his, her or its shares. The Board suggests stockholders carefully consider all the  factors discussed in the mini‐tender Offer to Purchase before deciding to participate. InvenTrust has filed a Schedule 14D‐9 with the Securities  and Exchange Commission (the “SEC”) providing additional detail regarding the Board’s recommendation in response to MacKenzie’s offer. The  Schedule 14D‐9 is available on the InvenTrust website and the SEC’s website at www.sec.gov.       1.  Distributions are not guaranteed, and distribution rates are subject to change.   InvenTrust Properties Corp.  3025 Highland Parkway        Downers Grove, IL 60515        855.377.0510     www.inventrustproperties.com